Exhibit 99.1

Scripps reports second-quarter results; reaffirms full-year guidance

(Note: The merger of the company’s broadcast assets with those of Journal Communications and the spinoff of the newspaper business occurred on April 1, 2015. Second-quarter results reflect combined television, radio and digital operations. Newspaper results for periods prior to the transaction are reported as discontinued operations.)

For immediate release
August 7, 2015

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the second quarter of 2015. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the second quarter of 2014, recast to reflect newspapers as discontinued operations.

For the quarter, the net loss from continuing operations was $13 million, or 15 cents per share. Transaction and acquisition integration costs associated with the Journal transaction, including the tax impact, were $15.7 million or 19 cents per share.

Second-Quarter Highlights

•	In our first quarter operating the former Journal stations, we met or exceeded revenue and expense guidance.

•	Revenues from continuing operations were $198 million, up $78 million from the prior-year’s reported results.

•	We completed contract negotiations with CBS, renewing the network affiliation agreement with our Nashville television station through June 2018.

•	Retransmission revenue nearly tripled in the quarter to $36 million.

•	At the close of the transaction with Journal Communications, we distributed $60 million in cash to Scripps’ shareholders.

•
We refinanced Journal’s debt, increasing our debt by $200 million and increasing our revolving credit facility by $25 million, to $100 million. At the end of June, total debt was $407 million, and our cash balance was $101 million.

•
Upon completion of the Journal transaction, we resumed our share repurchase program. During the quarter, we repurchased 115,800 shares at an average price of $23.14. About $97 million remains under our share-repurchase authorization.

•	We acquired podcast industry leader Midroll in July.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“On April 1, we smoothly completed our transaction with Journal Communications and moved ahead into a full quarter of operations with 33 television stations, 34 radio stations and a complement of local and national digital media brands.

“The remainder of 2015 is focused on integrating these new stations and positioning us for the tremendous opportunity of 2016. Our large collection of stations in key swing states makes Scripps one of the most valuable platforms for political advertising in presidential election years, and 2016 could be a record year for campaign spending to reach those most critical voters. Also next year, we expect retransmission revenue to jump more than 50 percent thanks to step ups and renewals of agreements with our cable and satellite TV distribution partners.

“Although the newspaper spinoff and broadcast merger transformed Scripps into one of the larger local television groups in the country, we see opportunity to further strengthen our broadcast footprint while also building and investing in businesses that take advantage of new media technologies, emerging media marketplaces and shifting consumer habits. Our growing collection of digital brands, including Newsy, WeatherSphere, and an extensive network of local news brands, continues to be an area where we are investing in business models with strong organic growth.

“Two weeks ago that collection expanded through the purchase of podcast industry leader Midroll Media, a five-year-old company that creates podcast shows, offers a terrific podcast-serving app called Howl, and generates revenue for well over 200 other podcast shows. Midroll’s high-quality storytelling, comedy, journalism and other entertainment categories fit well with the Scripps mission and strategy for increasing the reach of our national digital brands.”

Second-Quarter Operating Results - Continuing Operations, GAAP Basis
Operating revenues increased $78 million, or 66 percent, to $198 million, compared to the second quarter of 2014. The increase was primarily a result of the acquisition of the television and radio stations in the Journal and Granite transactions (collectively the “acquired stations”) as well as increases in retransmission revenue. Revenue from the acquired stations accounted for approximately $72 million of operating revenues in 2015 and $1.2 million in 2014.

Retransmission revenues nearly tripled, to $36 million. During 2014, we renegotiated retransmission agreements covering more than one-third of cable and satellite television subscribers in our legacy markets, and our 2015 results reflect the renewal of those agreements.

Costs and expenses for segments, shared services and corporate were $166 million, up from $109 million, primarily driven by expenses from the acquired stations and higher network compensation fees.

Second-Quarter Operating Results - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the combined Scripps/Journal operations would have been, given the assumptions outlined in the supplemental materials and had the transaction been effective at the beginning of 2013. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Operating revenues increased 3 percent to $198 million, primarily due to an increase in retransmission revenues and 16 percent growth in digital revenues.

Costs and expenses for segments, shared services and corporate were $166 million, up from $157 million, primarily driven by higher network fees.

Second-quarter results by segment compared to prior-period adjusted combined amounts were:

Television
In the second quarter of 2015, revenue from our television group was $167 million, up $4.5 million. Retransmission revenues increased $13.5 million, to $36 million, while political advertising revenues decreased $4.7 million, to $2.2 million in the off-cycle year.

Advertising revenue broken down by category was:
•Local, down 5.4 percent to $87.3 million
•National, up 0.8 percent to $39 million
•Political, $2.2 million in 2015 compared to $6.9 million in 2014

Total segment expenses increased 6.6 percent to $123 million, driven by an increase in network compensation tied to the renegotiation of the ABC affiliation agreements for 10 of our stations.

Second-quarter segment profit in the television division was $45 million, compared with $48 million in the year-ago quarter.

Radio
Revenue and expenses of $19.4 million and $14.5 million, respectively, were essentially flat with the prior period.

Segment profit in the radio division was $4.9 million in the second quarter of 2015, compared with $4.6 million in the 2014 quarter.

Digital
Digital revenues were $8.6 million, up 16 percent from the prior period, driven by increased sales from the television integrated sales team and dedicated digital sellers as well as increased revenue from programmatic advertising and passive business-to-consumer products.

Expenses for the digital group were $13.5 million, an increase of $700,000 from the prior-year period.

Segment loss in the digital division was $4.9 million in the second quarter of 2015, compared with $5.4 million in the 2014 quarter.

Looking ahead
The guidance below is in comparison to the adjusted combined results explained above and outlined beginning on page E-7.

In the third quarter of 2015, management expects:

•	Television revenue to be down mid single digits. Political revenue was $21 million in the prior-year period

•	Television expenses to increase high single digits, primarily due to higher network compensation fees

•	Radio revenue to be flat to down low single digits

•	Radio expenses to be up low single digits

•	Digital revenue to be up more than 40 percent, including the impact of acquiring Midroll

•	Digital expenses to be up mid 20s, including the impact of acquiring Midroll

•	Expenses for shared services and corporate to be about $10 million

Consistent with prior guidance for the full year of 2015, management expects:

•	Television revenue to be down low single digits

•	Television expenses to increase high single digits

•	Radio revenue to be flat

•	Radio expenses to be up mid single digits

•	Digital revenue to be up more than 30 percent (adjusted to include the impact of acquiring Midroll)

•	Digital expenses to be up about 20 percent (adjusted to include the impact of acquiring Midroll)

•	Expenses for shared services and corporate to be about $45 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Aug. 7 until 11:59 p.m. Aug. 21. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 363879.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, click on "investors," then "investor information", and the link can be found on that page under “audio/video links.”

Forward-looking statements

This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including podcast industry leader Midroll Media, over-the-top video news service Newsy and weather app developer WeatherSphere. Scripps also produces television shows including The List and The Now, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2015	2014	2015	2014

Operating revenues	$198,134	$119,696	$321,157	$225,000
Segment, shared services and corporate expenses	(166,116)	(109,136)	(284,870)	(209,590)
Defined benefit pension plan expense	(4,120)	(1,319)	(6,806)	(2,640)
Acquisition and related integration costs	(29,973)	(3,939)	(32,747)	(4,201)
Depreciation and amortization	(13,366)	(7,438)	(21,661)	(14,925)
(Losses) gains, net on disposal of property, plant and equipment	(215)	(13)	(379)	(48)
Operating expenses	(213,790)	(121,845)	(346,463)	(231,404)
Operating loss	(15,656)	(2,149)	(25,306)	(6,404)
Interest expense	(4,225)	(2,041)	(6,277)	(4,295)
Miscellaneous, net	387	(237)	(1,049)	(380)
Loss from continuing operations before income taxes	(19,494)	(4,427)	(32,632)	(11,079)
Benefit for income taxes	6,539	1,591	11,562	4,063
Net loss from continuing operations	(12,955)	(2,836)	(21,070)	(7,016)
Net (loss) income from discontinued operations, net of tax	(18,448)	(399)	(15,432)	3,169
Net loss	$(31,403)	$(3,235)	$(36,502)	$(3,847)
Net loss per basic share of common stock:
Loss from continuing operations	$(0.15)	$(0.05)	$(0.30)	$(0.13)
(Loss) income from discontinued operations	(0.22)	(0.01)	(0.22)	0.06
Net loss per basic share of common stock	$(0.37)	$(0.06)	$(0.52)	$(0.07)

Weighted average basic shares outstanding	83,903	56,043	70,692	56,063
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big four affiliated stations. We also own five Azteca America affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. In five of our markets, we operate both television and radio stations. Radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment supports the digital operations for our television and radio businesses. It also includes the operations of national digital businesses such as Newsy, a digital video news service, and WeatherSphere, a provider of weather-related mobile apps. Our digital operations earn revenue primarily through the sale of advertising, marketing services and app downloads and subscriptions.
Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense (other than current service cost), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Effective April 1, 2015, we began reporting digital as a segment. We have recast the operating results for television, syndication and other and shared services and corporate in prior periods to reflect this change.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Television	$167,394	$111,349	50.3%	$281,612	$209,086	34.7%
Radio	19,413	—		19,413	—
Digital	8,602	5,445	58.0%	14,837	10,681	38.9%
Syndication and other	2,725	2,902	(6.1)%	5,295	5,233	1.2%
Total operating revenues	$198,134	$119,696	65.5%	$321,157	$225,000	42.7%

Segment profit (loss):
Television	$44,596	$28,650		$66,650	$49,836
Radio	4,908	—		4,908	—
Digital	(4,917)	(6,473)		(9,571)	(11,271)
Syndication and other	(1,062)	(881)		(657)	(556)
Shared services and corporate	(11,507)	(10,736)		(25,043)	(22,599)
Defined benefit pension plan expense	(4,120)	(1,319)		(6,806)	(2,640)
Acquisition and related integration costs	(29,973)	(3,939)		(32,747)	(4,201)
Depreciation and amortization	(13,366)	(7,438)		(21,661)	(14,925)
(Losses) gains, net on disposal of property, plant and equipment	(215)	(13)		(379)	(48)
Interest expense	(4,225)	(2,041)		(6,277)	(4,295)
Miscellaneous, net	387	(237)		(1,049)	(380)
Loss from continuing operations before income taxes	$(19,494)	$(4,427)		$(32,632)	$(11,079)

Operating revenues for our television segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Local	$87,277	$63,239	38.0%	$146,032	$118,873	22.8%
National	39,027	28,469	37.1%	64,629	53,841	20.0%
Political	2,221	5,262	(57.8)%	2,721	7,943	(65.7)%
Retransmission	36,495	12,700	187.4%	64,413	25,174	155.9%
Other	2,374	1,679	41.4%	3,817	3,255	17.3%
Total operating revenues	$167,394	$111,349	50.3%	$281,612	$209,086	34.7%
Operating revenues for our radio segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Advertising	$18,641	$—		$18,641	$—
Other	772	—		772	—
Total operating revenues	$19,413	$—		$19,413	$—
Operating revenues for our digital segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Digital revenues	$8,602	$5,445	58.0%	$14,837	$10,681	38.9%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2015	As of December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$101,420	$158,459
Other current assets	236,434	123,694
Assets of discontinued operations - current	—	46,507
Total current assets	337,854	328,660
Investments	13,915	9,454
Property, plant and equipment	275,013	157,841
Goodwill	555,046	106,261
Other intangible assets	475,386	187,259
Deferred income taxes	3,275	54,612
Miscellaneous	23,731	15,743
Assets held for sale	14,500	—
Assets of discontinued operations - noncurrent	—	172,901
TOTAL ASSETS	$1,698,720	$1,032,731

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,141	$13,987
Customer deposits and unearned revenue	8,764	8,812
Current portion of long-term debt	6,656	2,000
Accrued expenses and other current liabilities	64,584	62,097
Liabilities of discontinued operations — current	—	47,642
Total current liabilities	97,145	134,538
Long-term debt (less current portion)	400,467	196,000
Other liabilities (less current portion)	276,218	169,171
Liabilities of discontinued operations - noncurrent	—	13,089
Total equity	924,890	519,933
TOTAL LIABILITIES AND EQUITY	$1,698,720	$1,032,731

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014

Numerator (for basic and diluted earnings per share)
Net loss from continuing operations	$(12,955)	$(2,836)	$(21,070)	$(7,016)
Less income allocated to RSUs	—	—	—	—
Numerator for basic and diluted earnings per share	$(12,955)	$(2,836)	$(21,070)	$(7,016)
Denominator
Basic weighted-average shares outstanding	83,903	56,043	70,692	56,063
Effective of dilutive securities:
Stock options held by employees and directors	—	—	—	—
Diluted weighted-average shares outstanding	83,903	56,043	70,692	56,063

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

We are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to illustrate what the combined Scripps/Journal broadcast operations would have been had the transactions been effective at the beginning of 2013 with the new segment reporting structure, given the assumptions contained therein.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating business unit and consolidated company performance. The company therefore believes that the non-GAAP measures presented provide useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

The historical adjusted combined financial information contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of Journal’s broadcast operations had occurred on January 1, 2013. Nor is this information necessarily indicative of the future results of operations of the combined companies. The preparation of the adjusted combined financial information includes the use of estimates that may not have been accurate and assumptions that may not have been valid had the transactions occurred on January 1, 2013. However management believes them to be reasonable.

The historical adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

The historical adjusted combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual amounts to differ materially from those anticipated. See “Risk Factors” and "Cautionary Statements Regarding Forward Looking Information” included in our 2014 Annual Report on Form 10-K or as amended in subsequent filings.

The 2014 historical adjusted combined amounts reflect the historical combined results of Scripps and Journal's broadcast operations, and the television stations acquired from Granite. The newspaper operations of Scripps and Journal that were spun-off have been excluded from the historical adjusted combined amounts.

Adjusted combined income from operations before income taxes

	Actual	Adjusted Combined
	Q2	Q2
(in millions)	2015	2014	Change

Operating Revenues:
Advertising	$154.4	$162.9	$(8.5)	(5.2)%
Retransmission	36.5	23.0	13.5	58.7%
Other	7.3	6.7	0.6	9.0%
Total operating revenues	198.1	192.6	5.5	2.9%

Costs and Expenses:
Employee compensation and benefits	91.1	89.5	1.6	1.8%
Programs and program licenses	30.9	25.7	5.2	20.2%
Other expenses	44.1	41.4	2.7	6.5%
Total costs and expenses, excluding pension expense	166.1	156.6	9.5	6.1%
Defined benefit pension plan expense	4.1	1.6	2.5
Total costs and expenses	170.2	158.2	12.0	7.6%

Depreciation, Amortization and (Gains)/Losses:
Depreciation	8.6	9.5	(0.9)
Amortization of intangible assets	4.8	4.8	—
(Gains)/losses, net on disposal of property, plant and equipment	0.2	—	0.2
Net depreciation, amortization and (gains)/losses	13.6	14.3	(0.7)
Operating income	14.3	20.1	(5.8)
Interest expense	(4.2)	(4.0)	(0.2)
Miscellaneous, net	0.4	(0.1)	0.5
Income from operations before income taxes and transaction costs *	$10.5	$16.0	$(5.5)

*    The 2015 quarter excludes $30.0 million of transaction cost. Income from operations on a GAAP basis is a loss of $19.5 million.

The 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Television segment adjusted combined segment profit

	Actual	Adjusted Combined
	Q2	Q2
(in millions)	2015	2014	Change

Local	$87.3	$92.3	$(5.0)	(5.4)%
National	39.0	38.7	0.3	0.8%
Political	2.2	6.9	(4.7)	(68.1)%
Retransmission	36.5	23.0	13.5	58.7%
Other	2.4	2.0	0.4	20.0%
Total operating revenue	167.4	162.9	4.5	2.8%
Segment costs and expenses:
Employee compensation and benefits	63.4	64.2	(0.8)	(1.2)%
Programs and program licenses	28.4	22.0	6.4	29.1%
Other expenses	31.0	29.0	2.0	6.9%
Total segment costs and expenses	122.8	115.2	7.6	6.6%
Segment profit	$44.6	$47.7	$(3.1)	(6.5)%

Radio segment adjusted combined segment profit

	Actual	Adjusted Combined
	Q2	Q2
(in millions)	2015	2014	Change

Total operating revenue	$19.4	$19.4	$—	—%
Segment costs and expenses:
Employee compensation and benefits	7.5	7.1	0.4	5.6%
Programs and program licenses	2.5	3.5	(1.0)	(28.6)%
Other expenses	4.6	4.2	0.4	9.5%
Total segment costs and expenses	14.5	14.8	(0.3)	(2.0)%
Segment profit	$4.9	$4.6	$0.3	6.5%

Digital segment adjusted combined segment loss

	Actual	Adjusted Combined
	Q2	Q2
(in millions)	2015	2014	Change

Total operating revenue	$8.6	$7.4	1.2	16.2%
Total segment costs and expenses	13.5	12.8	0.7	5.5%
Segment loss	$(4.9)	$(5.4)	$0.5	(9.3)%

The 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and income (loss) from operations before income taxes to the adjusted combined revenue and adjusted combined income (loss) from operations before income taxes.

Q2
(in millions)	2014

The E.W. Scripps Company operating revenue, as reported	$119.7
Journal Broadcast acquisition	67.1
Granite stations acquisition	6.9
Other revenue adjustments	(1.1)
Adjusted combined operating revenue	$192.6

Q2
(in millions)	2014

The E.W. Scripps Company loss from continuing operations before income taxes, as reported	$(4.4)
Journal Broadcast acquisition, assumed acquisition January 1, 2013	16.8
Granite stations acquisition, assumed acquisition January 1, 2013	1.8
Depreciation and amortization purchase price adjustments	(3.1)
Transaction synergies (1)	2.5
Other revenue adjustments, primarily retransmission revenue	(1.0)
Shared services and corporate adjustments (2)	1.2
Eliminate acquisition and integration costs incurred from the Journal transactions	4.1
Interest expense adjustments (3)	(1.9)
Adjusted combined income from continuing operations before income taxes	$16.0

(1) Adjustment reflects expected operating efficiencies in the TV division gained from the combination of Scripps and Journal

(2) Adjustment reflects corporate and shared services on a normalized run rate

(3) Adjustment reflects the additional interest expense from the incremental $200 million term loan borrowing and the Journal subordinated notes payable that was assumed by Scripps

The 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.